Exhibit 4.2
AMENDMENT NO. 1 TO RIGHTS AGREEMENT
     This Amendment No. 1 to Rights Agreement (this “Amendment”) dated as of December 2, 2008, between SOUTHWEST BANCORP, INC., an Oklahoma corporation (the “Company”), and COMPUTERSHARE TRUST COMPANY, N.A. (the “Rights Agent”), provides as follows:
     WHEREAS, the Company and Harris Trust and Savings Bank as the initial rights agent, entered into a certain Rights Agreement as of April 22, 1999 (the “Rights Agreement”);
     WHEREAS, the Rights Agent has succeeded to Harris Trust and Savings Bank in accordance with the Rights Agreement;
     WHEREAS, the Company and the Rights Agent desire to amend the Rights Agreement, as provided herein.
     NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree that the Rights Agreement is amended as follows.
1.	Amendment to Section 1. Section 1 of the Rights Agreement is hereby amended as follows:
a.	In Section 1(a), add the following as the final sentence:

“Notwithstanding anything in this Agreement to the contrary, (i) the term “Acquiring Person” shall not include the United States Department of the Treasury the (“Investor”) acting pursuant to the Letter Agreement, dated as of December 5, 2008, between the Company and the Investor (the “Letter Agreement” and the Securities Purchase Agreement – Standard Terms (the “SPA”) incorporated into the Letter Agreement, together with the SPA, the “ CPP Agreement”); and (ii) a person shall not become an “Acquiring Person” by reason of the acquisition from the Investor of Beneficial Ownership of (A) Warrants issued pursuant to the CPP Agreement, or (B) Common Stock acquired by the Investor pursuant to the CPP Agreement.”

b. In Section 1(d), delete the term “State of Oklahoma or the State or Illinois” in its entirety and replace it with “Commonwealth of Massachusetts”; and

c. In Section 1(e), delete the term “Stillwater, Oklahoma” in its entirety in both instances and replace it with “Eastern Time”.
2.	Amendment to Section 2. Section 2 of the Rights Agreement is hereby amended as follows:
a. to delete the following language from the first sentence thereof:

“and the holders of the Rights (who, in accordance with Section 3 hereof, shall prior to the Distribution Date also be the holders of Common Stock)”; and

b.	to add the following new language at the end of the last sentence thereof:

“, upon ten (10) days’ prior written notice to the Rights Agent. The Rights Agent shall have no duty to supervise, and shall in no event be liable for, the acts or omissions of any such co-Rights Agent.”

3.	Amendment to Section 18. Section 18(a) of the Rights Agreement is hereby amended to insert the word “gross” immediately prior to the word “negligence”.
4.	Amendment to Section 20. Section 20(c) of the Rights Agreement is hereby amended to insert the word “gross” immediately prior to the word “negligence”.
5.	Amendment to Section 21. Section 21 of the Rights Agreement is hereby amended to insert the following new sentence after the existing first sentence thereof:
“In the event the transfer agency relationship in effect between the Company and the Rights Agent terminates, the Rights Agent will be deemed to have resigned automatically and be discharged from its duties under this Agreement as of the effective date of such termination, and the Company shall be responsible for sending any required notice.”

6.	Amendment to Section 26. Section 26 of the Rights Agreement is hereby amended as follows:
a. In the first sentence, to insert the term “overnight delivery service, first-class mail, or” in the first sentence thereof after the term, “sent by” and before the term “registered or certified mail”;

b. In the second sentence, to insert the term “overnight delivery service, first-class mail, or” in the first sentence thereof after the term, “sent by” and before the term “registered or certified mail”; and

c. to delete the Rights Agent address information in its entirety and replace it with the following:
Computershare Trust Company, N.A.
250 Royall Street
Canton, MA 02021
Attention: Client Services
     6. Amendment to Rights Agreement. The Rights Agreement is hereby amended to insert a new Section 35, as follows:
“Section 35. Force Majeure. Notwithstanding anything to the contrary contained herein, the Rights Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.”
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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, all as of the day and year first written above:

ATTEST: [SEAL]	SOUTHWEST BANCORP, INC.

/s/ Kerby E. Crowell	By:	/s/ Rick Green
Kerby E. Crowell		Rick Green, President and Chief
Secretary		Executive Officer

ATTEST: [SEAL]	COMPUTERSHARE TRUST COMPANY, N.A.

/s/ James Walsh	By:	/s/ Dennis V. Moran
James Walsh, Relationship Manager		Dennis V. Moran, Contract Administration